Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated November 26, 2025, is entered into by and between First Finance Ltd., a California corporation and Andrew Hromyk, a citizen of Canada (collectively referred to herein as (the “Filers”). Each of the Filers may be required to file with the U.S. Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock, $0.001 par value per share, of ClearOne, Inc. beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

November 26, 2025	Andrew Hromyk

/s/ Andrew Hromyk
Andrew Hromyk

First Finance Ltd.

/s/ Andrew Hromyk
	Name:	Andrew Hromyk
	Title:	Principal